Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Smith Barney Multiple Discipline Trust:

We consent to the incorporation by reference, in this registration statement, of our reports dated February 18, 2005, on the statements of assets and liabilities, including the schedules of investments, of Multiple Discipline Portfolio – All Cap Growth and Value, Multiple Discipline Portfolio – Large Cap Growth and Value, Multiple Discipline Portfolio – Global All Cap Growth and Value, and Multiple Discipline Portfolio – Balanced All Cap Growth and Value (“Funds”) of Smith Barney Multiple Discipline Trust as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended, and for the period from October 1, 2002 (commencement of operations) to December 31, 2002. These financial statements and financial highlights and our reports thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 27, 2005